SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 21, 2011

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts  02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2011, the registrant, Cubist Pharmaceuticals, Inc. (“Cubist”), amended its existing agreement with The Richmond Group, Inc. (“Richmond”), pursuant to which Richmond is acting as the general contractor for the final design and construction of approximately 110,000 square feet of additional laboratory space, accompanying support areas and office space, and a parking structure at Cubist’s headquarters in Lexington, MA.  Under the amendment, Cubist and Richmond have agreed to the maximum price for the final two stages for the project, the tenant improvements and parking structure phases.  The agreed-upon maximum price for the tenant improvements phase is approximately $14.5 million, and the agreed-upon maximum price for the parking structure phase is approximately $5.6 million.  Along with the previously agreed-upon maximum price for the first phase of the construction, the core & shell phase, of approximately $27.5 million, the total maximum price for the project is now set at $47.6 million.  The amendment did not impact the termination rights under the agreement.  Both Cubist and Richmond have the right to terminate the agreement in the case of uncured defaults by the other party, and Cubist has the right to terminate the agreement at any time without cause in which case Cubist would be obligated to pay Richmond for all work completed and non-cancelable obligations made by Richmond up until the date of the notice of termination.

The foregoing description of the amendment contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the complete text of the amendment, which will be filed, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to Cubist’s Quarterly Report on Form 10-Q for the period ending on June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

	By:	/s/ David W. J. McGirr
David W. J. McGirr
Senior Vice President and
Chief Financial Officer

Dated: April 22, 2011